                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        PREMIER INDUSTRIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                          Howard P. Frank, Secretary
                   -----------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

[LOGO]
PREMIER INDUSTRIAL CORPORATION
4500 EUCLID AVE. - CLEVELAND, OHIO 44103 - (216) 391-8300


    August 24, 1994


TO OUR SHAREHOLDERS


    We cordially invite you to attend the Annual Meeting of Shareholders which will be held at the STOUFFER TOWER CITY PLAZA HOTEL, 24 Public Square, Cleveland, Ohio on TUESDAY, OCTOBER 11, 1994 at 11:00 A.M. Eastern Daylight Time.

    Exhibits will open at 10:30 a.m. At that time, you will have an opportunity to meet and talk with Directors and officers.

    The Notice of Meeting and Proxy Statement on the following pages contain information as to matters to be acted upon, and your Directors' recommendations as to your vote on each. We urge you to review the Proxy Statement carefully. Following the formal business of the meeting, we will review with you our current developments and outlook.

    Your continuing interest in Premier is appreciated, and we hope you will find it possible to attend the meeting. Should you be unable to do so, we ask your assistance in signing and returning the enclosed proxy card promptly.

                              Sincerely,

                              /s/ Morton L Mandel
                                  ---------------------
                                  Morton L. Mandel
                                  Chairman of the Board

[LOGO]  PREMIER INDUSTRIAL CORPORATION
        4500 EUCLID AVE. - CLEVELAND, OHIO 44103 - (216) 391-8300



    August 24, 1994


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


    The Annual Meeting of Shareholders of Premier Industrial Corporation will be held at 11:00 A.M., Eastern Daylight Time, on TUESDAY, OCTOBER 11, 1994 at the STOUFFER TOWER CITY PLAZA HOTEL, 24 Public Square, Cleveland, Ohio for the following purposes:

    1. To fix the number of Directors at ten and to elect ten Directors for the ensuing year;

    2. To ratify the appointment of KPMG Peat Marwick, as independent auditors for the fiscal year ending May 31, 1995; and

    3. To consider and act on such other matters, including a shareholder proposal described in the accompanying Proxy Statement, as may properly come before the meeting or any adjournment thereof.

    Holders of Common Stock of the Corporation of record at the close of business on August 12, 1994 will be entitled to vote at the Annual Meeting. Shareholders who are unable to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible to assure that their shares are represented at the meeting.

                               By Order of the Board of Directors

                               /s/ Howard P. Frank
                                   ------------------------------
                                   Howard P. Frank
                                   Secretary

[LOGO]   PREMIER INDUSTRIAL CORPORATION



    August 24, 1994


PROXY STATEMENT

    The accompanying proxy is solicited by the Board of Directors of Premier Industrial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held on October 11, 1994 (the "Annual Meeting").

    Holders of Common Stock of record at the close of business on August 12, 1994 will be entitled to vote at the meeting. On that date, 84,837,057 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters to come before the meeting.

    This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on August 24, 1994.

    If you are a participant in the Premier Dividend Reinvestment Plan, you will not receive an additional form of proxy from National City Bank. Rather, the shares held in your dividend reinvestment account will be voted in the same manner as your vote on the enclosed proxy card.


ELECTION OF DIRECTORS

    A proposal will be presented at the Annual Meeting to fix the number of Directors at ten and to elect the following ten nominees as Directors. All nominees are presently Directors.

    It presently is intended that shares represented by proxies in the enclosed form will be voted in favor of fixing the number of Directors at ten and electing as Directors the ten nominees named in the table below, each to serve for a term of one year and to hold office until his successor is elected and qualified. The ten nominees for Director receiving the greatest number of votes will be elected. Should any nominee decline or be unable to accept such nomination or to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the shares represented by such proxies may either vote such shares for a full slate which includes a substitute nominee or for a reduced number of nominees, as they may deem advisable.

    The information concerning nominees set forth in the following table is based in part on information received from the respective nominees and in part on the Corporation's records.

                                                                                    PREMIER COMMON SHARES
                                                                                    BENEFICIALLY OWNED ON
                                                                                       JULY 8, 1994 (1)
     NAME, AGE, PRINCIPAL OCCUPATION FOR THE                             ----------------------------------------------
       LAST FIVE YEARS, AND DIRECTORSHIPS                                DIRECTOR                                % OF
             IN PUBLIC COMPANIES                                          SINCE              NUMBER            OF CLASS
     -------------------------------------------------------------------------------------------------------------------
     EDWARD B. BRANDON, 62                                                1990                 3,000               (2)
     Chairman and Chief Executive Officer of National City
     Corporation and, until April 1992, Chairman of its lead
     bank, National City Bank. Mr. Brandon is also a director of
     Standard Products Company and RPM, Inc. (3)

     HUGH CALKINS, 70                                                     1970                21,579  (4)          (2)
     Teacher, Cleveland Public School System since
     September 1990. Mr. Calkins was a Partner of Jones, Day,
     Reavis and Pogue (lawyers) until his retirement on
     December 31, 1989. (5) (6)

     JOHN C. COLMAN, 67                                                   1960               110,562  (7)          (2)
     Private investor and consultant. Mr. Colman is also a
     director of Duplex Products, Inc. and Orion Capital Corp.
     (3) (6)

     SCOTT S. COWEN, 48                                                   1986                 3,532               (2)
     Dean of the Weatherhead School of Management and
     Professor of Accountancy, Case Western Reserve
     University. He is also a director of Fabri-Centers of America,
     Inc., American Greetings Corporation, LDI Corp., Forest
     City Enterprises, Inc., and Society National Bank. (3) (5)

     WILLIAM M. HAMILTON, 69                                              1987                44,509  (8)          (2)
     From March 1987 until his retirement on December 31,
     1991, Mr. Hamilton was President of the Corporation. (5)

     BRUCE W. JOHNSON, 53                                                 1992                62,701  (9)          (2)
     President of the Corporation. Mr. Johnson served as
     Executive Vice President from 1987 until January 1992.

     JACK N. MANDEL, 82                                                   1946            18,674,698 (10)         22.0%
     Chairman, Finance Committee of the Corporation. (11)

     JOSEPH C. MANDEL, 80                                                 1946            19,132,801 (10)         22.6%
     Chairman, Executive Committee of the Corporation. (11)

     MORTON L. MANDEL, 72                                                 1946            20,343,227 (10)         24.0%
     Chairman and Chief Executive Officer of the Corporation. (11)

     PHILIP S. SIMS, 66                                                   1991             1,466,432 (12)          1.7%
     Vice Chairman of the Board (Chief Financial Officer).
     Mr. Sims served as Vice Chairman of the Board and
     Treasurer from October 1991 to November 1992; and
     Executive Vice President and Treasurer from 1987 to
     October 1991. (5) (6) (11)

(1) Reported in accordance with beneficial ownership rules of the Securities and Exchange Commission (the "Commission" or the "SEC") under which a person is deemed to be the beneficial owner of a security if he has or shares voting power or investment power in respect of such security or has the right to acquire such ownership within 60 days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements. Except as otherwise indicated in the notes to this table and to the following table, each of the nominees has sole voting and investment power of the shares shown as beneficially owned by such nominee. As of July 8, 1994, 84,837,057 shares of Common Stock of the Corporation were outstanding.

(2)  Less than one percent.

(3)  Member of Audit Committee.

(4) Includes 1,995 shares owned by Mr. Calkins' wife. Mr. Calkins disclaims beneficial ownership of his wife's shares.

(5)  Member of Corporate Responsibility Committee.

(6)  Member of Salary Committee.

(7) Includes 69,102 shares owned by Mr. Colman's wife. Mr. Colman disclaims beneficial ownership of his wife's shares.

(8)  Includes 14,671 shares owned by Mr. Hamilton's wife.

(9) Includes 288 shares credited to Mr. Johnson's account under the Corporation's PAYSOP.

(10) For details of these holdings, see the notes to the following table.

(11) Member of Finance Committee and Executive Committee.

(12) Includes 60,048 shares owned by Mr. Sims' wife; 288 shares credited to his account under the Corporation's PAYSOP; 439,645 shares owned by the Corporation's pension trusts as to which he serves as one of the members of the advisory committee; and 897,479 shares held in a charitable foundation of which he is a trustee.


CERTAIN RELATIONSHIPS AND TRANSACTIONS

Jack N., Joseph C. and Morton L. Mandel are brothers and co-founders of the Corporation.

During fiscal 1994, in connection with his relocation at the request of the Corporation, William D. Coole, a Vice President of the Corporation, received an advance from the Corporation of $144,000, which was satisfied upon completion of his relocation.

See also the matters described on page 15 of this Proxy Statement under the caption "Compensation Committee Interlocks and Insider Participation."

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has established six committees to assist it in the discharge of its responsibilities: an Executive Committee, a Finance Committee, a Corporate Responsibility Committee, an Audit Committee, a Salary Committee and a Stock Option Committee. The Board does not have a standing Nominating or Compensation Committee.

The Audit Committee, comprised of non-employee Directors, provides assistance to the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting, auditing, and reporting practices. Specifically, this Committee reviews the scope and results of audits performed by the internal audit staff and outside auditors, reviews certain consulting services provided by the outside auditors, reports to the Board of Directors its findings, recommends changes in the scope, methods or procedures of the auditing functions, and recommends the selection of outside auditors. The Audit Committee met twice during fiscal 1994 with the internal audit staff and the independent auditors.

During fiscal 1994, the Board of Directors held five regular meetings. All Directors attended at least 75% of the meetings of the Board and any committees thereof on which they served during the year.

COMPENSATION OF THE BOARD OF DIRECTORS

Directors who are not employees of the Corporation, and who provide no services to the Corporation for which they charge a fee, are paid an annual retainer fee of $12,000, plus $500 for each Board meeting attended, $250 for each committee meeting attended, and any travel expenses incurred. Directors who perform services for the Corporation for which they charge a fee receive only the Board meeting and committee meeting fees. The Directors who are officers of the Corporation receive no remuneration for their services as Directors.

Mr. Colman and Mr. Hamilton perform consulting services for the Corporation for which they charge a fee. During the fiscal year ended May 31, 1994, Mr. Colman and Mr. Hamilton were paid $55,000 and $120,000, respectively, for such consulting services, plus reimbursement of their expenses. Their consulting arrangements provide for the performance of such services for such consideration as may be mutually agreed from time to time, and are terminable upon notice thereof by either party at any time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information as of July 8, 1994, or such other date as noted below (based on the SEC rules referred to in note (1) to the preceding table) as to persons known by the Corporation to be the beneficial owners of more than 5% of the outstanding Common Stock and as to all Directors and executive officers as a group. Information concerning the beneficial ownership of Common Stock by individual Directors and certain named executive officers is set forth on pages 5-6 of this Proxy Statement.

                                                      SHARES
                                                    BENEFICIALLY
           NAME AND ADDRESS OF                        OWNED OR       PERCENTAGE
             BENEFICIAL OWNER                        CONTROLLED       OF CLASS
- - -------------------------------------------------------------------------------
Jack N. Mandel                                       18,674,698  (1)   22.0%
4500 Euclid Avenue
Cleveland, Ohio 44103

Joseph C. Mandel                                     19,132,801  (2)   22.6%
4500 Euclid Avenue
Cleveland, Ohio 44103

Morton L. Mandel                                     20,343,227  (3)   24.0%
4500 Euclid Avenue
Cleveland, Ohio 44103

All Directors and executive officers as a group      53,652,316        63.2%
(after eliminating duplications) (4)

The Huntington National Bank                          4,579,884  (5)    5.4%
41 South High Street, Suite 3400
Columbus, Ohio 43287

(1) Includes: 44,766 shares owned by Mr. Mandel; 15,370,270 shares held in a trust for the benefit of Mr. Mandel in which he retains a reversionary interest; 257,479 shares held in a charitable foundation of which he is a trustee; 185,964 shares held as co-trustee of a trust established by a family member for the benefit of his grandchildren; 3,591 shares held as co-trustee of a trust established by a family member for the benefit of his grandchildren; 288 shares credited to his account under the Corporation's PAYSOP; 1,209,584 shares held by a charitable entity for the benefit of charity of which he is a co-trustee; 752,849 shares held by a charitable entity created by a family member for the benefit of charity of which he is a co-trustee; and 849,907 shares held by a charitable entity created by a family member for the benefit of charity of which he is co-trustee.

(2) Includes: 84,000 shares owned by Mr. Mandel; 10,229,719 shares held in a trust for the benefit of Mr. Mandel in which he retains a reversionary interest; 1,630,948 shares held in irrevocable trusts for members of his family of which he is trustee or trust advisor; 373,420 shares held in a charitable foundation of which he is trustee; 3,998,495 shares held in a trust for the benefit of his wife of which he is trustee; 3,591 shares held as co-trustee of a trust established by a family member for the benefit of his grandchildren; 288 shares credited to his account under the Corporation's PAYSOP; 849,907 shares held by a charitable entity for the benefit of charity of which he is a co-trustee; 1,209,584 shares held by a charitable entity created by a family member for the benefit of charity of which he is a co-trustee; and 752,849 shares held by a charitable entity created by a family member for the benefit of charity of which he is co-trustee.

(3) Includes: 39,000 shares owned by Mr. Mandel; 13,995,754 shares held in a trust for the benefit of Mr. Mandel in which he retains a reversionary interest; 427,041 shares held in a charitable foundation of which he is a trustee; 64,642 shares held in a trust for the benefit of his wife of which he is a trustee; 2,176,578 shares held in trusts for the benefit of certain family members of which his wife is the trustee or trust advisor; 185,964 shares held as co-trustee of a trust established by a family member for the benefit of his grandchildren; 641,620 shares owned by the Corporation's pension and profit sharing trusts as to which he serves as one of the members of the advisory committee; 288 shares credited to his account under the Corporation's PAYSOP; 752,849 shares held by a charitable entity for the benefit of charity of which he is a co-trustee; 1,209,584 shares held by a charitable entity created by a family member for the benefit of charity of which he is a co-trustee; 849,907 shares held by a charitable entity created by a family member for the benefit of charity of which he is co-trustee.

(4) The amounts shown as beneficially owned by Jack N., Joseph C. and Morton L. Mandel include 2,812,340 shares of which each of them is deemed to be a beneficial owner under SEC rules. The amounts shown as beneficially owned by Jack N. and Joseph C. Mandel also include 3,591 shares of which they are both deemed to be beneficial owners under SEC rules. Further, the amounts shown as beneficially owned by Jack N. and Morton L. Mandel include 185,964 shares of which they are both deemed to be beneficial owners under SEC rules. These duplications have been eliminated in computing the number of shares beneficially owned by all Directors and officers as a group. In addition, duplications relating to deemed beneficial ownership by officers of shares owned by the Corporation's pension and profit sharing trusts, or by charitable foundations for which such officers are co-trustees, have been eliminated.

(5) The Huntington National Bank has informed the Corporation that as of August 10, 1994 it has sole voting power for 4,576,434 shares; shared voting power for 150 shares; sole investment power for 406,592 shares; and shared investment power for 51,043 shares.



Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and Directors, and persons who beneficially own more than 10% of the Corporation's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of equity securities of the Corporation on Forms 3, 4 and 5. Based on the copies of such reports furnished to it, the Corporation believes that during fiscal 1994 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were satisfied, except for the following: a Form 4 timely filed on behalf of J. Kenneth Gibson, an officer, overreported the shares exchanged for a stock option exercise; this inaccuracy has been corrected in a subsequently filed amended Form 4 which may be considered as a late filing.


COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information with respect to compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation for services in all capacities during the fiscal years ended May 31, 1994, 1993 and 1992, as well as certain information on grants and exercises of stock options under the Corporation's 1973 Stock Option Plan for Management Employees (the "Stock Option Plan").


                          SUMMARY COMPENSATION TABLE
                          --------------------------
                                              ANNUAL            LONG-TERM
                                            COMPENSATION       COMPENSATION
                                            ------------       ------------
                                                                   AWARDS
                                                                   ------
                                                                SECURITIES
     NAME AND                                                   UNDERLYING
     PRINCIPAL                  FISCAL                          OPTIONS/SARS         ALL OTHER
     POSITION                    YEAR        SALARY ($)          (#) (1)         COMPENSATION ($) (2)
- - -------------------------       ------       ----------         ------------     --------------------
Morton L. Mandel                 1994         $540,000              -0-                 $ 9,000
Chairman of the Board and        1993          520,000              -0-                  10,000
Chief Executive Officer          1992          500,000              -0-                  50,000

Jack N. Mandel                   1994          255,000              -0-                   3,000
Chairman of the                  1993          250,000              -0-                  13,000
Finance Committee                1992          245,000              -0-                   5,000

Joseph C. Mandel                 1994          255,000              -0-                  22,000
Chairman of the                  1993          250,000              -0-                  14,000
Executive Committee              1992          245,000              -0-                  15,000

Philip S. Sims                   1994          297,000             4,000                  3,000
Vice Chairman of                 1993          284,000             6,000                  6,000
the Board                        1992          270,000             5,400                  2,000

Bruce W. Johnson                 1994          278,000             4,000                  5,000
President                        1993          260,000             6,000                  4,000
                                 1992          241,000             5,400                  4,000

- - ---------

(1) The number of shares covered by stock options granted in 1993 and 1992 has been adjusted for the 3-for-2 stock split in the form of a stock dividend declared by the Board of Directors in December, 1992. The Corporation has no plan providing for grants of stock appreciation rights (SARs), either in tandem with or separate from stock options.

(2) All amounts in this column represent reimbursements for medical expenses incurred during the respective years shown.



                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                  -------------------------------------
                                                                                      POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                       FOR OPTION TERM (4) (5)
- - ------------------------------------------------------------------------------        -----------------------
                   NUMBER OF
                  SECURITIES     PERCENT OF TOTAL
                  UNDERLYING      OPTIONS/SARS        EXERCISE
                 OPTIONS/SARS     GRANTED TO        OR BASE PRICE
                   GRANTED         EMPLOYEES IN     ($ PER SHARE)    EXPIRATION
NAME (1)           (#)(2)         FISCAL YEAR(2)      (2) (3)           DATE             5% ($)       10% ($)
- - -----------      -----------     --------------    --------------    ----------        --------       --------
PHILIP S. SIMS        4,000             .7%             $28.125       11-30-98          $31,100        $68,700

BRUCE W. JOHNSON      4,000             .7%             $28.125       11-30-98          $31,100        $68,700

- - --------------
(1) Morton L., Jack N. and Joseph C. Mandel are not eligible to participate in the Stock Option Plan and therefore are omitted from the table above and the following table.

(2) The Corporation has no plan providing for grants of SARs, either in tandem with or separate from stock options.

(3) Options have an exercise price of not less than 100% of the fair market value of the Corporation's Common Stock on the date of grant. The exercise price may be paid by cash and/or then owned shares, valued at their fair market value at the time of option exercise.

(4) Options held by Mr. Sims and Mr. Johnson become exercisable five years after the date of grant. No portion is exercisable before five years, except that options become fully exercisable for prescribed periods following an optionee's death or, in certain circumstances, retirement.

(5) The amounts shown reflect appreciation at the 5% and 10% rates prescribed by applicable SEC rules for illustrative purposes. Therefore, they are not intended to forecast future financial performance or potential future stock appreciation, and are not necessarily indicative of the actual values that may be realized by the named executive officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES
               ----------------------------------------------------
                                                                 NUMBER OF
                                                                SECURITIES          VALUE OF
                                                                 UNDERLYING        UNEXERCISED
                                                                UNEXERCISED       IN-THE-MONEY
                                                                OPTIONS AT         OPTIONS AT
                                                             FISCAL YEAR-END     FISCAL YEAR-END
                                                                   (#) (1)           ($) (1)
                      SHARES                                 ---------------     ---------------
                    ACQUIRED ON            VALUE              EXERCISABLE/         EXERCISABLE/
NAME                 EXERCISE (#)         REALIZED ($)        UNEXERCISABLE        UNEXERCISABLE
- - --------------      ------------         -------------        -------------       ---------------
Philip S. Sims        7,200               $103,000            -0- / 30,100         -0- / $74,350

Bruce W. Johnson      6,300                $83,038             -0- /27,100         -0- / $61,800

- - --------------
(1) This value is calculated based on the difference between $20.00, the closing price of the Corporation's Common Stock on May 31,1994, and the exercise price of the options.

RETIREMENT PROGRAM

Premier Master Pension Plan B provides pension benefits for eligible salaried employees of the corporate office and certain divisions and subsidiaries. Certain other employees who are not covered by Premier Master Pension Plan B are eligible to participate in separate pension plans.

The following table sets forth the estimated annual retirement benefits payable under Premier Master Pension Plan B (assuming payments made on the normal straight-life basis and not under any of the various survivor options) in various remuneration classifications upon retirement at age 65 after indicated periods of service. These amounts are determined under the assumptions that all of the indicated years of service occurred after June 1, 1973 and that the Social Security amount equals the level of benefits payable to an employee retiring at age 65 with the indicated compensation on January 1, 1994 based on the Plan provisions as of December 31, 1993.



                                          PENSION PLAN TABLE
                                          ------------------

AVERAGE ANNUAL                     ANNUAL BENEFIT FOR INDICATED YEARS OF SERVICE
 REMUNERATION     -----------------------------------------------------------------------------------
 DURING FINAL
5-YEAR PERIOD      15 YEARS           20 YEARS         25 YEARS          30 YEARS          35 YEARS
- - -----------------------------------------------------------------------------------------------------
$100,000           $ 14,677           $ 23,010          $ 31,344           $ 39,677           $ 44,677
 200,000             39,677             56,344            73,010             89,677             99,677
 300,000             64,677             89,677           114,677            139,677            154,677
 400,000             89,677            123,010           156,344            189,677            209,677
 500,000            114,677            156,344           198,010            239,677            264,677
 600,000            139,677            189,677           239,677            289,677            319,677
 650,000            152,177            206,344           260,510            314,677            347,177

Premier Master Pension Plan B provides for benefits based on the average of the total compensation during the five consecutive calendar years of employment in the final ten calendar years preceding retirement that yield the highest average. Total compensation covered by the plan is all cash remuneration payable by the Corporation to or for the benefit of a member of the plan for services rendered while an employee (which corresponds to the amounts shown as "salary" in the Summary Compensation Table), excluding any medical reimbursement payments, bonuses, incentive compensation payments, life insurance premiums and amounts arising under stock options. Actual benefits payable would be subject to the applicable maximum established by the Internal Revenue Service ($118,800 for retirement in 1994) and certain limitations would be imposed on the compensation to be included for purposes of calculating pension benefits ($150,000 limitation in 1994).

The pension benefit is equal to the greater of (1) 1 2/3% of average total compensation times years of service (maximum 33 years), less 75% of the employee's Primary Social Security benefit payable at age 65 or (2) a minimum benefit formula not related to compensation. The maximum Social Security benefit payable at age 65 for a person retiring in 1994 is $13,764. The amounts shown in this table reflect an offset for Social Security, as outlined above, of $10,323 (75% of $13,764).

Certain employees are also entitled to benefits derived from the Corporation's prior profit sharing plan; however, in these cases, the pension benefit payable from the Corporation's Master Pension Plan B is reduced to reflect those years in which the profit sharing programs were in effect.

    The applicable years of service as of January 1, 1994 for each of the individuals named in the Summary Compensation Table are:

                                                  YEARS OF
                NAME                              SERVICE
          ------------------------------------------------
           Morton L. Mandel                          48
           Jack N. Mandel                            48
           Joseph C. Mandel                          48
           Philip S. Sims                            38
           Bruce W. Johnson                          26

                          -----------

    In accordance with rules promulgated by the SEC, the information included in this Proxy Statement under the captions "Compensation Committee Report on Executive Compensation" and "Five-Year Shareholder Return Comparison" will not be deemed to be proxy "soliciting material" or to be "filed" or incorporated by reference in any prior or future filings by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    INTRODUCTION

    The following report describes the philosophy and procedures relating to the Corporation's executive officer compensation program for fiscal 1994, and discusses specifically the compensation for the Chairman of the Board and Chief Executive Officer.

    The fiscal 1994 cash compensation of the Corporation's Chairman and Chief Executive Officer, and of all other executive officers of the Corporation who then served on its Board of Directors (Jack N. Mandel, Joseph C. Mandel, Philip S. Sims and Bruce W. Johnson), was determined by the Board of Directors. The Corporation's Board of Directors does not have a Compensation Committee. The Chairman and Chief Executive Officer presented to the Board the amount of his proposed remuneration, as well as the respective cash compensation amounts recommended for such other four executive officers, and those amounts were approved unanimously by the remaining members of the Board of Directors. The Board of Directors authorized the Chairman to establish the compensation of the Corporation's other executive officers or to delegate such determinations to other appropriate executive officers.

    The Board of Directors has delegated its authority under the Corporation's Stock Option Plan to a Stock Option Committee comprised of three members (Jack N., Joseph C. and Morton L. Mandel) who are not eligible to participate in such plan. Generally, the stock option component of total compensation for executive officers who qualify as eligible participants under the Stock Option Plan is proposed by Morton L. Mandel, in accordance with the guidelines described below, and is approved by the Stock
    Option Committee.

    COMPENSATION PHILOSOPHY

    The Corporation's general policies regarding compensation of its management personnel, including its executive officers, are designed to help the Corporation attract, motivate and retain the qualified management personnel that it needs in order to maximize shareholder returns. Toward that end, the Corporation seeks to provide fair levels of total compensation and integrate compensation with corporate performance and shareholder values by including equity-based compensation as a key component.

    The Corporation's compensation program for all of its executive officers, except as noted below, consists of two basic elements: cash compensation consisting of base salary, and equity-based compensation consisting of stock option grants. The Corporation has not included annual bonuses or other cash incentive programs as a part of executive officer compensation, because regular stock options are believed to afford appropriate and adequate long-term incentives, as well as an important direct link to shareholder interests. Because the members of the Stock Option Committee are not eligible to receive option grants under the terms of the Stock Option Plan, their basic remuneration as executive officers of the Corporation consists solely of cash salaries.

    Recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits corporate tax deductions for compensation paid to each of the executive officers named in the Summary Compensation Table to one million dollars, unless certain requirements are met. This new limitation has no effect on the Corporation's ability to deduct the compensation paid for tax purposes in fiscal 1994 to such named executive officers. As the tax deductibility of compensation is not an issue at this time, the Corporation believes it important to retain flexibility to design compensation programs that meet its objectives as stated above.

    COMPENSATION PROGRAM

    BASE SALARY. Management recommendations for each executive officer's salary generally reflect a determination as to whether the amount of the executive officer's current salary should be increased based on senior management judgments and perceptions relating to: the individual's leadership, experience, skills and overall job performance; the nature and level of his job responsibilities; any actual or planned changes in the scope of such responsibilities; and overall salary levels of management personnel of the Corporation. In fixing cash compensation of its executive officers, the Corporation does not generally employ compensation consultants or undertake formal, scheduled surveys of compensation paid to executives of other corporations. The recommended compensation is believed to be that appropriate for the particular position at the Corporation, irrespective of the Corporation's performance. Therefore, the cash compensation of executive officers generally does not fluctuate on the basis of the Corporation's performance.

    BROAD-BASED STOCK OPTION PLAN. The Stock Option Plan is an important element of the overall compensation program for the Corporation's management employees, including its participating executive officers. During each year since 1973, all management employees of the Corporation, including all of its eligible executive officers, in the Corporation's employ on the date fixed have received grants under the Stock Option Plan. In fiscal 1994, the Stock Option Committee offered options to approximately 1,300 management employees under the Corporation's broad-based stock option program.

    Providing management personnel with the opportunity to increase their ownership aligns their long-term interests with those of the Corporation's shareholders and encourages the retention and continuity of management. Options underscore the importance of improving shareholder value over the long term, since the full benefit of the compensation package will be realized only if there is an appreciation in the stock price over a number of years to the benefit of all of the Corporation's shareholders.

    Grants under the Stock Option Plan are of non-qualified options with an exercise price not less than the fair market value of the shares on the date of grant. The number of shares subject to options granted to individual participants generally is based upon the respective salary bracket, among those set from time to time by the Corporation, within which the individual's base salary falls, thereby indirectly reflecting such individual's level of management responsibility. The size of a grant does not take into account the number of shares then owned by the optionee.

    Options typically have a term of and become exercisable over a five-year period. Upon exercise of options, executive officers of the Corporation are expected to retain the shares received for some time thereafter in order to grow their equity stake in the Corporation.

    As described above, none of the co-founders of the Corporation (Jack N., Joseph C. or Morton L. Mandel) is eligible to participate in the Stock Option Plan. Since they, alone or together with spouses and various trusts for family members, are principal shareholders of the Corporation, they are believed to derive sufficient incentive to maximize corporate performance through their status as such shareholders, without the need for incentive compensation in addition to, or as part of, their regular compensation.


    COMPENSATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    The recommendation by the Chairman of the Board and Chief Executive Officer of the Corporation of his own salary, and the determination by the Board of Directors of the amount thereof, are made consistent with the procedures and considerations described above. The Chairman's 1994 compensation was based to a substantial extent on historical compensation practices applicable to him and the recognition of the incentives implicit in his status as a principal shareholder of the Corporation.

    Although no formal comparisons were undertaken, Mr. Morton L. Mandel's cash compensation from the Corporation was believed to be appropriate and reasonable, particularly given his tenure with the Corporation since its formation, his knowledge regarding all aspects of its business, and the significance of his ongoing contribution in terms of experience, vision and leadership. During his thirty-four year tenure as President and then Chief Executive Officer, the Corporation has experienced strong, sustained performance, even in difficult economic environments.

    Submitted by the Board of Directors:

    Edward B. Brandon
    Hugh Calkins
    John C. Colman
    Scott S. Cowen
    William M. Hamilton
    Bruce W. Johnson
    Jack N. Mandel
    Joseph C. Mandel
    Morton L. Mandel
    Philip S. Sims


    and the Stock Option Committee:

    Jack N. Mandel
    Joseph C. Mandel
    Morton L. Mandel

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Since there is no compensation committee of the Board of Directors, all members of the Board of Directors participated in deliberations in respect of executive officer compensation for fiscal 1994. The compensation of the executive officers then also serving as Directors, Jack N., Joseph C. and Morton L. Mandel, Philip S. Sims and Bruce W. Johnson, received the unanimous approval of the remaining Directors. Members of the Stock Option Committee, consisting of Jack N., Joseph C. and Morton L. Mandel, approved all stock option grants.

    Those participating in such executive officer compensation deliberations included Jack N., Joseph C. and Morton L. Mandel, Philip S. Sims and Bruce
    W. Johnson, all of whom are executive officers of the Corporation.

    Also participating in the Board determination of executive officer compensation was one former executive officer. Until his retirement on December 31, 1992, William M. Hamilton was the President of the Corporation. Mr. Hamilton also performs consulting services for the Corporation, for which he received $120,000, plus reimbursement of his expenses, during the fiscal year ended May 31, 1994.

    Edward B. Brandon, a Director, is Chairman and Chief Executive Officer of National City Corporation. Its lead bank, National City Bank, has served as the Transfer Agent and Registrar of Common Stock since July, 1987 and performs various banking services for the Corporation.


FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    The following graph compares the cumulative total returns (assuming reinvestment of dividends) for the five years ended May 31, 1994, assuming $100 was invested on May 31, 1989 in the stock of Premier Industrial Corporation, the S&P 500 Index and an index of peer companies (the "Peer Group"). As Premier Industrial Corporation is a large national distributor of electronic components for industrial and consumer products and essential maintenance and repair products for industrial, commercial and institutional applications, the Peer Group is comprised of other industrial distributors that had market capitalizations exceeding $50 million at the beginning of the five-year period and that are classified under Standard Industrial Classification (S.I.C.) durable wholesale trade codes 5000 (Durable Goods - Wholesale), 5063 (Electrical Apparatus & Equipment), 5065 (Electronic Parts & Equipment), 5072 (Hardware) or 5080 (Machinery & Equipment, Wholesale). Companies so identified by Standard & Poor's Compustat Services, Inc. that comprise the Peer Group are: AAR Corp., Anthem Electronics Inc., Arrow Electronics Inc., Avnet Inc., Bearings Inc., Bell Industries Inc., W.W. Grainger Inc., Hughes Supply Inc., Itel Corp., Kaman Corp., Lawson Products, Marshall Industries, North Star Universal Inc., Richardson Electronics Ltd., Sun Distributors L.P., Willcox & Gibbs Inc. and Wyle Laboratories. Changes from last year in the composition of the Peer Group result from application of the above criteria by Standard & Poor's Compustat Services, Inc. and reflect the deletion of Audiovox (due to the change in its market capitalization from 1988 to 1989), as well as the exclusion of Barnes Group, Inc. and inclusion of North Star Universal Inc. (due to their reclassifications by Standard & Poor's Compustat Services, Inc. under the other above criteria).

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Among Premier Industrial Corporation, the S&P 500 Index and the Peer Group Index. Data supplied by Standard and Poor's Compustat Services, Inc.


                                 CUMULATIVE RETURNS AS OF MAY 31,
                      ---------------------------------------------------------
                       1989      1990       1991     1992      1993      1994
                      ---------------------------------------------------------
Premier Industrial    $100.00   $140.01   $147.01   $188.14   $221.95   $169.41

S&P 500 Index         $100.00   $116.61   $130.37   $143.21   $159.84   $166.64

Peer Group Index      $100.00   $105.77   $110.10   $124.56   $155.62   $162.23



RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending May 31, 1995. KPMG Peat Marwick has performed this function for the Corporation continually since 1954 and is considered by the Directors to be well qualified.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK. This proposal will require for adoption the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation represented at the meeting in person or by proxy.

    During the fiscal year ended May 31, 1994, KPMG Peat Marwick was engaged by the Corporation to perform audit services, which included the examination of annual reports and registration statements with the Securities and Exchange Commission, consultation on financial accounting and reporting matters, and meetings with the Audit Committee.

    A representative of KPMG Peat Marwick will be present at the meeting and will have the opportunity to make a statement if he desires to do so and to answer appropriate questions.


SHAREHOLDER PROPOSAL

    The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, the beneficial owners of 7,400 shares of the Corporation's Common Stock, have advised the Corporation that they intend to introduce the resolution set forth below at the Annual Meeting. Christian Brothers Investment Services, Inc., 675 Third Avenue, New York, New York 10017-5704, the holders of 170,305 shares of the Corporation's Common Stock, has advised the Corporation that it intends to co-sponsor such resolution.

    The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy is required for adoption of the following shareholder-proposed resolution. Management of the Corporation opposes this resolution for the reasons that follow the resolution and its accompanying supporting statement. A substantially similar proposal was included in the Corporation's 1993 Proxy Statement. Of the total shares present and entitled to vote, over 94% were counted as votes against that proposal.

    SHAREHOLDER PROPOSAL

    WHEREAS:

    We believe that the Board of Directors of many publicly-owned corporations have benefited from the perspective brought to their decision-making process by their well-qualified Board members and senior executives of both genders and various racial heritages;

    Premier Industrial currently has a distinguished Board of ten Directors all of whom are of the same gender and racial heritage;

    Premier Industrial has listed twenty corporate staff members in the 1993 Annual Report, all but one of whom are of the same gender;

    The Board of Premier Industrial has established a number of standing committees, but no standing Nominating Committee;

    We believe that the Directors should take every reasonable step to be sure that women and persons of various racial heritages are in the pool from which Directors and senior managers are chosen;

    The office of Federal Contract Compliance mandates that all companies selected for Federal contracts must not discriminate on the basis of gender or race;


    THEREFORE, BE IT RESOLVED:

    That shareholders recommend that the Board of Directors:

    1. Publicly commit the company to a policy of greater diversity in senior management and Board positions;

    2. Report to shareholders a plan to implement this public commitment, including time line expectations, and to periodically report progress on this implementation;

    3. Establish a standing Nominating Committee of the Board of Directors to assist in the greater effort to review women and multiracial/multicultural candidates to the Board consonant with this public commitment.


    STATEMENT OF SUPPORT

    Racial and gender diversification among the work force and the purchasing population has increased enormously. This diversification has more slowly seeped into decision-making positions in large public corporations. Premier Industrial Corporation has not benefited as greatly from this movement as it could.

    We ask those shareholders who agree that the judgments and perspectives offered by a more inclusive Board and management signal this agreement by voting YES on this recommendation to the Board of Directors.

    STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION

    We fully concur in the spirit and intent of the proposal, as it reflects support for gender, racial and cultural diversity in the work force and recognizes the benefits of diverse perspectives in the decision-making process.

    We seek to promote such diversity by our long-standing emphasis on equal opportunity at all levels and in all aspects of our employment practices, coupled with a "promotion from within" preference. Our commitment is evidenced by our policies and programs in support of the hiring, retention and internal advancement of women and minorities. It is believed that over time such efforts enhance workplace diversity at all levels, as qualified female and minority employees move up through the ranks.

    Although the Board of Directors endorses the intent of the shareholder proposal, we do not feel that the procedures it contemplates are advisable. We believe that it is not in the best interests of the Corporation and its shareholders to establish or impose arbitrary goals, procedures or timelines on our ongoing efforts to promote equal opportunity and workplace diversity. Rather, we believe that existing policies and programs are well suited to continue progress in these efforts.

    We further believe that the establishment of a standing Nominating Committee of the Board of Directors is not in the best interests of the Corporation and its shareholders. Rather, such interests are best served by continuing to afford the Board of Directors as a whole, with input from management, maximum flexibility to identify candidates who are well qualified to represent the interests of shareholders and to contribute to the overall performance of the Board and the Corporation.

    ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS PROPOSAL.


GENERAL PROXY INFORMATION

    VOTING PROCEDURES

    Votes will be tabulated by or under the direction of Inspectors of Election appointed by the Board of Directors who will determine the presence of a quorum and certify the results of shareholder voting at the Annual Meeting. As provided by Ohio law and the Corporation's Regulations, the holders of shares of Common Stock entitling them to exercise a majority of the voting power of the Corporation will constitute a quorum for the Annual Meeting. For purposes of determining the existence of a quorum, the Inspectors of Election will treat as "present" all properly executed proxies marked "abstain" and those for which authority to vote for Director nominees is withheld, as well as proxies for shares held by brokers in "street name" that are not voted on all proposals to come before the Annual Meeting ("broker non-votes").

    In accordance with Ohio law and the Corporation's Regulations, if a quorum is present at the Annual Meeting, the ten Director nominees receiving the greatest number of votes will be elected Directors. Votes withheld in respect of the election of Directors, including broker non-votes, will not be counted in determining which nominees receive the greatest number of votes and therefore are elected as Directors.

    Adoption of the other proposals to come before the Annual Meeting will require the affirmative vote of a majority of the voting power of the Corporation present at the meeting. Abstentions and broker non-votes are required to be counted under the Corporation's Regulations in determining the number of shares present at the Annual Meeting, but will not represent a vote in favor of such proposals. Therefore, abstentions and broker non-votes will have the same effect as a vote against such proposals.

    VOTING OF PROXIES

    Unless authority is withheld, shares represented by properly executed proxies will be voted at the meeting, and if a shareholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by properly executed proxies on which no specification has been made will be voted for fixing the number of and electing the ten nominees named under "Election of Directors," in favor of the proposal to ratify the appointment of independent auditors, and against the shareholder proposal.

    REVOCATION OF PROXIES

    A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares, or by giving notice in writing or in open meeting.

    SOLICITATION OF PROXIES

    The cost of soliciting proxies in the accompanying form will be borne by the Corporation. The Corporation will not pay any compensation for the solicitation of proxies, but may pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by Directors, officers and regular employees of the Corporation.


SUBMISSION OF SHAREHOLDER PROPOSALS

    Shareholder proposals for the 1995 Annual Meeting of Shareholders must be received by the Corporation no later than April 27, 1995, in order to be included in the Corporation's Proxy Statement and proxy relating to that meeting.

OTHER MATTERS

    The Board of Directors knows of no matter to be presented at the meeting other than those described in this Proxy Statement. If any other matter should be presented upon which a vote may properly be taken, it is the intention of the persons named in the enclosed form of proxy to vote all proxies (unless otherwise directed by shareholders) in accordance with their best judgment.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Howard P. Frank
                              Howard P. Frank
                              Secretary
    Cleveland, Ohio
    August 24, 1994

[LOGO]  PREMIER INDUSTRIAL CORPORATION
        4500 EUCLID AVE. - CLEVELAND, OHIO 44103 - (216) 391-8300


















 /><\
 \></ PRINTED ON RECYCLED PAPER

           PREMIER INDUSTRIAL CORPORATION
           4500 Euclid Avenue - Cleveland, Ohio 44103
           The undersigned hereby appoints Howard P. Frank and Karen A. Vereb as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the Common Stock of Premier
[LOGO] Industrial Corporation held of record by the undersigned on August 12, 1994, at the Annual Meeting of Shareholders to be held at the
PREMIER Stouffer Tower City Plaza Hotel, 24 Public Square, Cleveland, Ohio on October 11, 1994, or at any adjournment thereof.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OF THIS CARD BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR #1 AND #2 AND AGAINST #3.


                                      DATE:_____________________________, 1994

                                      ________________________________________

                                      ________________________________________
                                               Shareholder's Signature

                                      Please sign exactly as your name appears at left. In signing as attorney, executor, administrator, trustee or guardian please give full title as such, and if signing for a corporation please give your title. When shares are in the names of more than one person, each should sign.

   *******************************************************
   *                                                     *
   *  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD *
   *       PROMPTLY, USING THE ENCLOSED ENVELOPE         *
   *                                                     *
   *******************************************************

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

          1. ELECTION OF DIRECTORS
             [  ] FOR all nominees listed below              [  ] WITHHOLD AUTHORITY
                 (EXCEPT AS MARKED TO THE CONTRARY BELOW)    to vote for all nominees listed below
PROXY
               (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
                             THROUGH HIS NAME BELOW.)

           Edward B. Brandon   John C. Colman     William M. Hamilton   Jack N. Mandel     Morton L. Mandel
           Hugh Calkins        Scott S. Cowen     Bruce W. Johnson      Joseph C. Mandel   Philip S. Sims

          2. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK as independent auditors
             [  ]  FOR  [  ]  AGAINST  [  ]  ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL:

          3.  SHAREHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT
              [ ]  FOR  [  ]  AGAINST   [  ]  ABSTAIN

                In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                            BE SURE TO SIGN THE REVERSE SIDE OF THIS CARD

                                                                         G-80237 (REV. 8/94) PRINTED IN U.S.A.
